Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Relmada Therapeutics, Inc. on Form S-3 (File No. 333-245054, 333-234262), on post-effective Amendment No. 1 to Form S-1 (File No. 333-229258, 333-233228), on Form S-8 (File No. 333-257723), and on post-effective Amendment No. 1 to Form S-8 (File No. 333-231477, 333-224920, 333-207253) of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Relmada Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 25, 2022